EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145305) pertaining to the: 1) Amicus Therapeutics, Inc. 2002 Equity Incentive Plan, as Amended, 2) Amicus Therapeutics, Inc. 2007 Equity Incentive Plan, 3) Amicus Therapeutics, Inc. 2007 Director Option Plan, 4) Amicus Therapeutics, Inc. 2007 Employee Stock Purchase Plan, and in the Registration Statement (Form S-8 No. 333-157219) pertaining to the: 1) Amicus Therapeutics, Inc. Amended and Restated 2007 Equity Incentive Plan and 2) Amicus Therapeutics, Inc. 2007 Director Option Plan, and in the Registration Statement (Form S-3 No. 333-158405) of our reports dated March 4, 2011, with respect to the consolidated financial statements of Amicus Therapeutics Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ ERNST & YOUNG LLP
MetroPark, New Jersey
March 4, 2011